This EMPLOYMENT AGREEMENT ("Agreement") is effective as of this 25th day of July, 1996 (the "Effective Date"), by and between Assembly & Manufacturing Systems Inc., a California Corporation ("AMS"), and______________, an individual ("Employee").

In consideration of the mutual agreements and the promises herein contained, the parties hereto agree as follows:

1. Employment. AMS hereby employs Employee and Employee hereby accepts employment with AMS on the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated, which may be done by either party at any time on fourteen (14) days written notice to the other party.

3. Duties. Employee shall devote his full productive time to the duties assigned to him. AFull productive time" is hereby defined as that time reasonably necessary to perform his required duties in a timely manner, but not less than forty (40) hours per week, for fifty-two (52) weeks per year, less holidays, sick leave, and vacation time in accordance with the then-prevailing policies of AMS. Employee's performance shall be reviewed at least annually by AMS.

4. Compensation. In consideration of Employee's performing the duties described herein, AMS agrees to compensate employee at the rate of ________________per hour. Employee shall also be covered by AMS's Group Medical Insurance, and such other group benefits granted to employees pursuant to the then prevailing policies of AMS.

Employee shall also receive:

(a) As incentive compensation, such bonuses and benefits as AMS's Board of Directors, in its sole discretion, shall determine.

(b) As further incentive compensation, SGI Warrants in an amount to be decided in the sole discretion of SGI=s Board of Directors.

(c) Reimbursement of reasonable business expenses incurred by Employee in accordance with AMS=s policies.

(d) Compensation shall be reviewed by AMS and Employee at least annually.

5. Integration. This Agreement shall not be modified or amended, except by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Simi Valley, California.


Assembly & Manufacturing Systems, Inc.                 Employee
2222 Shasta Way
Simi Valley, CA 93065


By: /s/ Dominick Savo
-------------------------------                        ------------------------
Dominick S. Savo,                                      Employee
President

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